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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We  hereby  consent to  the  use in  the  Prospectus constituting  part  of this
Registration Statement on Form S-1 of our report dated February 28, 1997 relating to the consolidated financial statements of Universal Outdoor, Inc. for each of the three years in the period ended December 31, 1996 and our report dated June 14, 1996 relating to the statement of revenue and expenses of Ad-Sign for the year ended December 31, 1995, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Operating Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Operating Data."


Price Waterhouse LLP


Chicago, Illinois
March 18, 1997